Exhibit 10

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is between Animal Health International, Inc., on behalf of itself, its parent, subsidiaries, and affiliated entities (collectively referred to herein as the “Company”), and John E. Adent (referred to herein as the “Employee”) (The Company and the Employee are collectively referred to herein as the “Parties”). This Agreement is effective seven (7) days from the date on which it is signed by all Parties hereto.

WHEREAS, Employee has been employed as the Company’s President and Chief Executive Officer pursuant to an Employment Agreement between the Parties dated May 2, 2015 (“Employment Agreement”);

WHEREAS, Employee’s employment with the Company shall end effective July 2, 2017;

WHEREAS, the Parties desire to settle fully and finally all matters between them and ensure that Employee’s departure from the Company is amicable and that all matters, actual and/or potential, between the Company and Employee are fully and finally resolved; and

WHEREAS, as a condition to the Company’s payment to Employee of the severance payments and benefits set forth in the Employment Agreement, Employee is required by Section 4(c) of the Employment Agreement to sign and not revoke a waiver and release agreement in a form acceptable to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

I.	EMPLOYMENT SEPARATION

A.	Separation Date. Effective July 2, 2017, Employee’s position as an employee of the Company shall hereby end (the “Separation Date”). As of the Separation Date, Employee hereby also resigns from any and all officer positions, if any, he then holds with the Company.

B.	Separation. Effective on the Separation Date, Employee shall have no further rights deriving from Employee’s employment by the Company, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement and/or in accordance with applicable law.

II.	CONSIDERATION

If Employee chooses to execute this Agreement, the Company will provide him with the following payments to which he would not be entitled absent his execution of this Agreement. Employee acknowledges and agrees that, as set forth in Section 4(d) of the Employment Agreement, the consideration described in this Agreement shall be paid in the place of any amount to which he may have been entitled under any oral or written severance policy or plan at the Company.

A.	Salary. Employee shall be paid his current salary through the Separation Date. Employee shall receive no salary after the Separation Date.

B.	Severance and Benefit Payments. In exchange for the terms of this Agreement, Employee’s termination date will be deemed to be June 15, 2017, for purposes of determining Employee’s severance and benefit payments. Accordingly, and subject to the provisions of Section 6 of the Employment Agreement, Employee shall be paid the severance pay and COBRA coverage payments in the amount and pursuant to the terms as set forth respectively in Sections 4(a)(i) (providing for severance pay in an amount equal to two times Executive’s Cash Compensation as of effective date of termination) and 4(a)(ii) of the Employment Agreement, as well as Section 4(c) thereof; provided, however, that Cash Compensation as referred to in Section 4(a)(i) of the Employment Agreement shall mean the sum of (i) Employee’s current annual base salary ($410,000.00) and (ii) the average annual cash incentive bonus paid to Employee in respect of FY2015 and FY2016. Payments will be mailed to Employee’s home address currently on file with the Company’s Corporate Human Resource Department. Except as provided in this Agreement, Employee acknowledges that he has been paid for all hours worked and is not entitled to any additional compensation or payments, including bonuses, commissions, stock awards, ESOP or retirement contributions, or other incentives. For avoidance of doubt, Employee acknowledges and agrees that he will not receive a payment equal to a prorated portion of any expected annual cash incentive bonus for the current fiscal year, as set forth in Section 4(a)(iii) of the Employment Agreement.

C.	Health and Welfare Benefits. All health and welfare benefits applicable to Employee shall continue in effect until July 31, 2017. Beginning August 1, 2017, Employee shall be permitted to elect to continue health coverage currently in effect under the Company’s plan pursuant to COBRA, 26 U.S.C. § 9801 et seq. Provided Employee elects COBRA coverage and otherwise satisfies all obligations and requirements in order to receive health and welfare benefits, the Company shall make payments of COBRA coverage payments pursuant to Section 4(ii) of the Employee Agreement.

D.

Unvested Equity Interests. Pursuant to the terms of Employee’s Restricted Stock Award Agreements, Restricted Stock Unit Agreements (“RSUs”), Stock Option Agreements, and Performance Award Agreements, all unvested awards as of the Separation Date are forfeited and cancelled. The Company agrees, however, in exchange for the terms of this Agreement, to pay Employee a cash payment, less applicable withholdings, based on the cash value of the unvested RSUs which are outstanding on the Separation Date. This equity-offset payment will not include payment regarding any RSUs that are vested on or before the Separation Date. Unvested awards will be valued based on the percentage of the vesting period for a given award that has been satisfied by Employee (in full year increments) as of the Separation Date. For example, if Employee has held an unvested award for a full three years of a five-year vesting period, then Employee’s cash payment for that award will be based on 60% of the number of shares awarded under that agreement. The equity-offset payment will be calculated at the closing price of the Company’s common stock on the Separation Date. All unvested awards outstanding as of the Separation Date will be formally cancelled on the Separation Date due to their forfeiture.

E.	Capital Accumulation Plan (CAP). Employee agrees that Section 5(g)(iii) of the Patterson Companies, Inc. Capital Accumulation Plan applies.

F.	Acknowledgment. Employee acknowledges that the consideration provided in this Agreement is good and valuable consideration in exchange for the Agreement, and includes payments and benefits to which he is not otherwise entitled absent his execution of this Agreement.

G.	Withholding. The Company shall withhold from the compensation payable to Employee under this Section II all appropriate deductions necessary for the Company to satisfy its withholding obligations under federal, state and local income and employment tax laws.

III.	EMPLOYEE AGREEMENTS

In exchange for the payments and benefits promised to Employee in this Agreement, Employee agrees as follows:

A.	Preserving Company Name. Employee agrees that he is obligated to not, at any time in the future, defame, disparage or make statements which could embarrass or cause harm to the Company’s name and reputation or the names and reputation of any of its officers, directors, employees or representatives, or to the Company’s current, former or prospective vendors, customers, professional colleagues, industry organizations, associates or contractors, or to the press or media.

B.	Non-Encouragement Provision. Employee agrees that he will not instigate, cause, advise or encourage any other persons, groups of persons, corporations, partnerships or any other entity to file litigation against the Company.

C.

Cooperation in Pending or Transitional Matters. Employee shall make himself reasonably available to the Company in the future to answer questions, provide information and otherwise cooperate with the Company in any pending or transitional matters on which he may have worked or about which he may have personal knowledge. Employee agrees to cooperate fully with Company’s reasonable requests for cooperation, which may involve cooperation with Company’s attorneys, managers and accountants, in connection with any transitional matters, potential or actual litigation, or other real or potential disputes, which directly or indirectly involve the Company. The Company shall reimburse Employee for reasonable expenses incurred by employee in connection with such cooperation provided that Company has given prior written approval for Employee to incur such expense. Employee shall be compensated for his time at a mutually agreed upon rate for services that require more than twenty-five (25) hours of Employee’s time.

D.	Future Business Opportunities. Employee agrees that during the Restricted Period set forth in Exhibit A to the Employment Agreement, he will take no actions to deny the Company participation in future business opportunities and will instead, in connection with his future employment or other participation in the animal health industry during the Restricted Period, use commercially reasonable efforts to enable the Company to engage in future business opportunities.

E.	Non-competition Restrictive Covenants. Employee acknowledges and agrees that he remains bound by the provisions of Exhibit A to the Employment Agreement, which is incorporated by reference herein, and that the restrictions are reasonable and appropriate for the purpose of protecting the Company’s legitimate business interests. If Employee seeks clarification as to whether employment with a particular entity would be Competitive Employment in breach of his obligations under Exhibit A, Employee should contact the General Counsel, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120.

For avoidance of doubt, Employee acknowledges and agrees that any manufacturer that engages in direct sales of product or services to the livestock industry, or to equine or companion animal veterinarians or any other business conducted or engaged in by the Company or any of its subsidiaries or in a business, which as of the date of termination of employment, the board of directors (including any committee) or senior management of the Company has taken active steps to engage in or acquire, is deemed a Competitive Business as defined in Exhibit A and Company acknowledges and agrees that any manufacturer that does not engage in direct sales of product or services in competition with the Company is not deemed a Competitive Business as defined in Exhibit A.

F.

Company Property and Return of Property. Employee acknowledges that as of the Separation Date, he has returned all originals and copies of any documents, materials or property of the Company, whether generated by him or any other person on his behalf or on behalf of the Company or its vendors. All documents, files, records, reports, policies, training materials, communications materials, lists and information, e-mail messages, products, keys and access cards, cellular phones, computers, other materials, equipment, physical and electronic property, whether or not pertaining to the Company’s confidential information, which were furnished to Employee by the Company, purchased or leased at the expense of the Company, or produced by the Company or Employee in connection with

Employee’s employment will be and remain the sole property of the Company. All copies of property, whether in tangible or intangible form, are also the property of the Company. Employee agrees that he has not retained any paper or electronic copies of these documents and materials.

Employee agrees that the Company may open all mail (including but not limited to regular mail, electronic mail and voicemail) delivered to the Company and addressed to him.

G.	General Waiver and Release by Employee. As a material inducement to the Company to enter into this Agreement, and in consideration of the Company’s promise to make the payments set forth in this Agreement, Employee hereby knowingly and voluntarily releases the Company, including its parent, subsidiaries, affiliated entities, and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns (the “Releasees”) from all liability for damages or claims of any kind arising out of any actions, decisions, or events occurring through the date of Employee’s execution of this Agreement.

Employee understands that he is giving up any and all claims, complaints, causes of action or demands of any kind that he has or may have for claims arising under or based on Title VII of the Civil Rights Act, the Equal Pay Act, Executive Order 11246, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act with respect to unvested benefits, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the Uniform Services Employment and Reemployment Rights Act, the Colorado Anti-Discrimination Act, any other state or local antidiscrimination, civil rights and human rights statutes, or any other federal, state or local law, which claims can be properly released through this Agreement. Employee further understands that this release extends to but is not limited to all claims that he has or may have for wrongful discharge, breach of contract, promissory estoppel or breach of an express or implied promise, misrepresentation or fraud, retaliation, infliction of emotional distress, defamation, or otherwise based on any theory arising from or related to his employment or separation of his employment with the Company, or any other fact or matter occurring prior to his execution of this Agreement. Employee recognizes and understands that this Agreement does not seek to release claims that may not by law or otherwise be released, including but not limited to claims under the Fair Labor Standards Act, workers compensation or unemployment statutes, False Claims Act claims (Qui Tam), and claims for vested rights under ERISA.

H.

Class Action Waiver. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration. The tribunal shall have the power to rule on any challenge to its own jurisdiction or to the validity or enforceability of any portion of the agreement to arbitrate. The parties agree to arbitrate solely on an individual basis, and that this agreement does not permit class arbitration or any claims brought as a plaintiff or class member in any class or representative arbitration proceeding. The arbitral tribunal may not consolidate more than one person’s claims, and may not otherwise preside over any form of a representative or class proceeding. In the event the prohibition on class arbitration is deemed invalid or unenforceable, then the remaining portions of the arbitration agreement will remain in force.

I.	No Waiver of Rights. Employee understands this release does not apply to any claims or rights that the law does not allow to be waived, any claims or rights that may arise after the date that he signs this release, or any claims for breach of this Agreement. Moreover, nothing in this Agreement including but not limited to the release of claims, the promise not to sue, the confidentiality or non-disparagement obligations, and the return of property provision generally prevents Employee, without providing prior notice to the Company, from filing a charge or complaint with or from participating in an investigation or proceeding conducted by or contacting or communicating with the EEOC, NLRB, SEC, FINRA, or any other federal, state or local agency charged with the enforcement of any laws, although by signing this release Employee is waiving his right to individual relief based on claims asserted in such a charge or complaint or receipt of any award for providing information to such governmental agency, except where such a waiver is prohibited under SEC rules or other applicable law.

IV.	ACCEPTANCE AND RESCISSION PERIOD

By executing the Agreement below, Employee confirms and acknowledges that he has reviewed the information about the offer described above and given to him as part of this Agreement. Employee further acknowledges that he has been granted twenty-one (21) days from the Separation Date within which to consider this Agreement. Employee further acknowledges that by virtue of being presented with this Agreement, he is hereby advised in writing to consult with legal counsel prior to executing this Agreement. Employee acknowledges that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forgo the advice of legal counsel, he has done so freely and knowingly, and he waives any and all future claims that such action or actions would affect the validity of this Agreement. Employee acknowledges that any changes made to this Agreement after its first presentation to him, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.

Employee may cancel this Agreement at any time on or before the seventh (7th) day following the date on which he signs the Agreement to assert alleged claims under the Age Discrimination in Employment Act. To be effective, the decision to cancel must be in writing and delivered to the Company, personally or by certified mail, to the attention of the General Counsel, Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, MN 55120 on or before the seventh (7th) day after he signs the Agreement. If the release provisions of Section III of this Agreement are held invalid for any reason whatsoever, Employee agrees to return any consideration received under the terms of the Agreement and that the Company is released from any obligations under the Agreement. By accepting the payments described in Section II of this Agreement, Employee acknowledges that the revocation periods have expired and that he did not revoke this Agreement.

V.	GENERAL PROVISIONS

A.	Effect of Breach. If the Company determines in good faith after consultation with its counsel that Employee has materially breached any provision of this Agreement, including without limitation the provisions of Exhibit A to the Employment Agreement but expressly excluding the provisions of Section III(D) herein, the Company will have no further obligations under this Agreement unless and until an arbitrator or court determines otherwise. Employee agrees that, in the event a court or arbitrator of competent jurisdiction determines that Employee has materially breached any provision of this Agreement, including without limitation the provisions of Exhibit A to the Employment Agreement but expressly excluding the provisions of Section III(D) herein, he will repay all moneys paid to him under this Agreement. The parties further agree that in the event of a lawsuit or arbitration in connection with (1) the Company’s determination to seek the recovery of moneys paid to Employee under this Agreement and/or (2) the Company’s stopping payments to Employee under Section 4 of the Employee Agreement, based on the Company’s determination that a material breach occurred, the prevailing party shall be entitled to an award of his or its reasonable attorneys’ fees and costs.

B.	Knowing and Voluntary Execution. Employee acknowledges that this Agreement confirms his termination from employment with the Company and that this Agreement is entered into knowingly and voluntarily with full recognition and acceptance of the consequences of such act. Employee agrees that the severance and benefit payments listed above exceed that to which he would otherwise have been entitled absent the execution of this Agreement. Employee further acknowledges that he has had an opportunity to consult with the attorneys of his choice to explain the terms of this Agreement and the consequences of signing it.

C.	No Admission. This Agreement is not an admission by the Company that it has acted wrongfully and the Company disclaims any liability to Employee or any other person on the part of itself, its parent, subsidiaries and affiliated entities, and their respective officers, employees, agents, insurers, representatives, counsel, shareholders, directors, successors and assigns.

D.

Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota. If any part of this Agreement is construed to be in violation of the law, such part will be modified to achieve the objective of the Parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

E.	Entire Agreement. Employee and the Company each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement, along with the post-employment provisions of the Employment Agreement, is a complete agreement and states fully all agreements, understandings, promises, and commitments between Employee and the Company as to Employee’s termination from employment with the Company. If any portion of this Agreement is held to be void and unenforceable by a court of competent jurisdiction, the release provisions of Section III of this Agreement shall nevertheless be binding upon the parties and remain in full force and effect.

F.	No Oral Amendments. This Agreement may not be changed except by an instrument in writing signed by the parties.

G.	Counterparts. The parties agree that this Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original. Photographic or faxed copies of such signed counterparts may be used in lieu of the originals for any purpose.

H.	Successors and Assigns. The parties agree that this Agreement shall be binding upon Employee’s heirs, administrators, representatives, or executors. No assignment of this Agreement shall be made by Employee, and any such purported assignment shall be null and void. This Agreement may be assigned by the Company to any successor or assignee.

I.	Defense to Future Claims. Employee agrees that in the event that any claim, suit or action shall be commenced by him against the Company arising out of any charge, claim or cause of action of any nature whatsoever, known or unknown, including but not limited to claims, suits or actions relating to his employment with the Company or any prior agreement with the Company, through this date, this Agreement shall constitute a complete defense to any such claims, suits or actions so instituted.

J.	Section 409A. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A.

Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Company have any obligation to indemnify the Employee from the effect of any taxes under Code Section 409A.

VI.	ACKNOWLEDGMENT.

Employee affirms that he has read this Agreement and been advised that he has twenty-one (21) days from the Separation Date to sign this Agreement, and that he has been advised in writing to consult with an attorney prior to signing this Agreement. Employee affirms that the provisions of this Agreement are understandable to him and he has entered into this Agreement freely and voluntarily.

IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.

Dated: June 21, 2017		/s/ John E. Adent
John E. Adent

Dated: June 21, 2017	Animal Health International, Inc.

	By:	/s/ Ann B. Gugino
Ann B. Gugino, Director